Exhibit 10.2

FORM OF SETTLEMENT AGREEMENT AND GENERAL AND MUTUAL RELEASE

This Settlement Agreement and General and Mutual Release (the “Agreement”) is on this second day of January, 2025 by and between Cyclacel Pharmaceuticals, Inc. (the “Company”) and __________ (the “Director”), collectively known herein as the “Parties.”

WHEREAS, the Director was elected to act as a member of the Board of Directors of the Company (the “Services”).

WHEREAS, the Director has provided the Services commonly performed by a director of a company in a similar position.

WHEREAS, there is no dispute as to the provision of the Services nor any disagreements with the Company.

WHEREAS, the Parties desire and intend that this Agreement supplement and modify all prior contracts, agreements and understandings between the Parties.

WHEREAS, the Parties desire that the Director submits his or her resignation from the Board of Directors of the Company and from all committees of the Board, if any, on which he or she shall be serving on the date hereof, forthwith.

NOW, THEREFORE, the Parties, intending to be legally bound, and in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

1.	Settlement Payments Due to the Director from the Company.

Upon execution hereof, the Company has paid to the Director a cash settlement payment, including with respect to any and all accrued and unpaid director’s fees as of the date hereof as applicable to the Director, in the amount of $___________ (the “Cash Settlement”).

Resignation and Release.

The Director hereby resigns as a member of the Board of Directors of the Company and irrevocably and unconditionally releases, acquits and forever discharges the Company and any principals and any successors and assigns (and any officers, directors, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities) (hereinafter referred to for purposes of this section as the “Clients”), from any and all claims, demands, rights, causes of action, liens, actions, suits, attorneys’ fees, costs, damages, losses, expenses and contractual obligations of whatever kind or nature, whether absolute or contingent, liquidated or unliquidated, direct or indirect, in law or in equity, fully accrued or not fully accrued, matured or unmatured, known or unknown, foreseen or unforeseen, suspected or unsuspected, relating to any matter whatsoever (collectively, “Claims”) which the Director had, currently has, shall or may have, provided that the foregoing is not intended to and shall not have the effect of (i) terminating or limiting in any way Director’s rights to indemnification and advancement of expenses under the Company’s Amended and Restated Certificate of Incorporation or Second Amended and Restated Bylaws or Indemnification Agreement or to continued coverage under the D&O Policy (as defined in Section 3 below), including under the Company’s tail insurance coverage; (ii) limiting the ability of Director to enforce this Agreement; or (iii) limiting, reducing or eliminating any of the benefits which Director is entitled to receive as a holder of equity securities in the Company, including the Shares (as defined in Section 4 below). Notwithstanding the foregoing, the release contained herein shall not release the Director from their obligations pursuant to this Agreement.

The Company, for itself and for its successors and assigns hereby irrevocably and unconditionally releases, acquits and forever discharges the Director, any successors and assigns (and any officers, directors, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities), from any and all Claims (as defined above) which the Company had, currently has, shall or may have. Notwithstanding the foregoing, the release contained herein shall not release the Clients from their obligations pursuant to this Agreement.

2.	Consideration. In addition to the Cash Settlement, as full consideration for the release of Claims and the other promises and covenants set forth herein and as payment of all amounts owed or otherwise payable by the Company to Director for his or her service as a member of the Board of the Directors of the Company, the Company shall (i) continue to indemnify and advance expenses to Director under the Company’s Amended and Restated Certificate of Incorporation and Second Amended, Indemnification Agreement and Restated Bylaws, as permitted by the Delaware General Corporation Law and (ii) continue to provide coverage to Director under the Company’s director and officer liability insurance pursuant to the Company’s tail insurance coverage (the “D&O Policy”). The Company agrees that it will not amend its governing documents or modify the coverage of Director under the D&O Policy in a manner that would adversely impact Director’s rights to any benefits thereunder.
3.	Acknowledgement of Equity Ownership. The Company acknowledges and agrees that the Director, owns _____ shares, _____ restricted stock units and ____ stock options (collectively, the “Shares”), respectively, of the Company’s common stock, free and clear of all claims of, or encumbrances imposed by, the Company.
4.	No Admission. The Parties understand and agree that this Agreement shall not be construed as (i) an admission of liability by one party to the other, (ii) that either party has violated any federal, state or local statute, law, ordinance or regulation, or (iii) there has been any material disagreements with the Company.
5.	Binding Agreement. This Agreement supersedes all prior agreements between the Parties. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns. The Parties agree and stipulate that this Agreement is enforceable in all respects and is not subject to any affirmative claim, once this Agreement is executed.
6.	Entire Agreement. This Agreement constitutes the entire and complete understanding between the Parties hereto, and no other representation, promise, or agreement shall be binding upon either of them unless it is in writing and executed by the Parties.

7.	Amendment. This Agreement may not be amended or modified in any manner except by a writing signed by each of the Parties hereto.
8.	Recitals. The Parties hereto acknowledge and agree that the recitals set forth at the beginning of this Agreement are true and correct in all respects and are incorporated herein by this reference.
9.	Governing Law; Venue. This Agreement is made and delivered in and shall be governed by and construed in accordance with, the applicable laws of the State of Delaware. Any suit involving any dispute or matter arising under this Agreement, the Parties hereby consent to personal jurisdiction in the State of Delaware.
10.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the provision shall be modified to the extent necessary to render it enforceable and, if necessary, shall be fully severable.
11.	Authority. Each signer below warrants that he/she has actual authority to enter into this Agreement. It is understood that each party to this Agreement is relying on the other party executing his Agreement having actual authority to enter into the Agreement.
12.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original. An executed counterpart of this Agreement faxed or scanned and emailed shall have the same force and effect as an originally executed counterpart.
13.	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
14.	Encouragement to Consult Attorney; Time to Consider Agreement. EACH OF THE PARTIES REPRESENTS THAT THIS AGREEMENT HAS BEEN ENTERED INTO FREELY AND VOLUNTARILY; THAT IT HAS HAD THE OPPORTUNITY TO ASCERTAIN AND WEIGH ALL OF THE FACTS AND CIRCUMSTANCES LIKELY TO INFLUENCE ITS JUDGMENTS; THAT IT HAS HAD THE OPPORTUNITY TO OBTAIN LEGAL COUNSEL FROM MINTZ LEVIN, AND HAS DISCUSSED WITH MINTZ LEVIN PRIOR TO SIGNING THIS AGREEMENT, AND TO BE DULY APPRISED OF ITS LEGAL RIGHTS; AND THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THE AGREEMENT.
15.	Non-Disparagement. The Parties agree that they will not publish, ratify or endorse, any statement, comment or communication that may be considered defamatory, derogatory or disparaging of the good name or business reputation of any of the other Parties. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent any of the Parties from (i) cooperating in any governmental proceeding, (ii) making truthful statements to the extent necessary with respect to any litigation or arbitration involving any agreement between the Parties or from providing truthful testimony pursuant to a legally-issued subpoena or similar legal compulsion, (iii) reporting possible violations of law to a governmental agency or entity, or requiring a party to seek authorization from, or notification to, the other party of such reports, or (iv) responding truthfully and publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement.

IN WITNESS WHEREOF, the Parties have made and entered into this Settlement Agreement and General and Mutual Release as of the date set forth above.

Cyclacel Pharmaceuticals, Inc.

By:	Paul McBarron
Its:	EVP, Finance & COO

[Director]

Name: